UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported):
July 7, 2006
LENNOX INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15149	42-0991521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2140 Lake Park Blvd.
Richardson, Texas 75080
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code:
(972) 497-5000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On July 10, 2006, Lennox International Inc. (the “Company”) announced that Roy Rumbough was appointed Vice President, Controller and Chief Accounting Officer of the Company, which appointment was effective July 7, 2006. Mr. Rumbough succeeds David L. Inman, who served as Vice President, Controller and Chief Accounting Officer of the Company since 2001 and held multiple positions in accounting, internal audit and financial systems within the Company since 1978. Mr. Inman retired from his most recent positions effective July 7, 2006 but will continue to serve the Company in an advisory and support role through the end of 2006, at which point he will retire from the Company. A copy of the press release is included as Exhibit 99.1 to this report and is incorporated herein by reference.
     Prior to joining the Company, Mr. Rumbough, age 51, served as Vice President, Corporate Controller of Maytag Corporation (“Maytag”), a position he held since June 2002. From 1998 to June 2002, Mr. Rumbough served as VP Controller of Blodgett Corporation, a portfolio of foodservice equipment companies and former affiliate of Maytag. Mr. Rumbough’s career at Maytag spanned 17 years and included internal audit, financial planning and analysis, and business unit controller roles. Prior to his career at Maytag, Mr. Rumbough was a senior auditor with Deloitte and Touche.
     Mr. Rumbough is a party to an employment agreement and a change of control employment agreement with the Company. Except as described below, the material terms of Mr. Rumbough’s agreements are substantially identical to the Company’s form of executive employment agreement (the “Executive Employment Agreement”) and form of executive change of control employment agreement (the “Executive Change of Control Agreement” and together with the Executive Employment Agreement, the “Executive Agreements”), which are filed as exhibits 10.1 and 10.2, respectively, to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000. The material terms of the Executive Agreements are described in the Company’s 2006 Proxy Statement and are incorporated herein by reference.
Employment Agreement
     Pursuant to Mr. Rumbough’s employment agreement, if the Company terminates Mr. Rumbough other than for cause, including the Company’s non-renewal of his employment agreement, and he agrees to execute a written general release of any and all possible claims against the Company existing at the time of termination, the Company will provide Mr. Rumbough with an enhanced severance package. This package includes:
•	payment of Mr. Rumbough’s base monthly salary for a period of 12 months following the date of termination and a lump-sum payment equal to any short-term bonus payments actually paid to Mr. Rumbough over the 12-month period prior to the date of termination; (in each case, as opposed to 24 months in the Executive Employment Agreement);

•	forgiveness of COBRA premiums due for group health insurance coverage for up to 12 months following termination while he remains unemployed (as opposed to 18 months in the Executive Employment Agreement and, unlike the Executive Employment Agreement, Mr. Rumbough will not be entitled to receive payments equal to the COBRA premiums for any additional period of time should he remain unemployed past the initial 12-month period); and

•	additional payments in lieu of perquisites lost, outplacement services or payments in lieu of such services and certain benefits for Mr. Rumbough’s beneficiary in the event of his death, with the amounts for each differing slightly from the Executive Employment Agreement.
Change of Control Employment Agreement
     Unlike the Executive Change of Control Agreement, Mr. Rumbough’s change of control employment agreement does not provide benefits if, following a change of control transaction involving the Company, he terminates his employment with the Company other than for good reason (i.e., Mr. Rumbough’s agreement does not include the concept of his termination for any reason during a window period (the 90-day period commencing 366 days after any change of control)).
     In addition, if the Company terminates Mr. Rumbough during the term of his change of control employment agreement other than for cause or disability or if he terminates employment with the Company for good reason, his benefits will be limited to the following:
•	a lump-sum cash payment equal to the sum of his then unpaid current salary, the pro rata portion of the highest bonus earned during the preceding three years and previously deferred compensation and accrued vacation time;

•	a lump-sum cash payment equal to the sum of two times his annual base salary and two times the highest annual bonus paid or awarded to him during the preceding three fiscal years;

•	a lump-sum cash payment equal to the sum of 15% of his annual base salary, in lieu of outplacement services, and two times 15% of the annual base salary that would have been paid or awarded to him during the fiscal year that includes the date of termination, for the perquisites component of his compensation; and

•	continued coverage under the Company’s employee welfare benefits plans for a specified period of time after termination, which period differs slightly from the Executive Change of Control Agreement.
     In addition, all options, restricted stock and other compensatory awards held by Mr. Rumbough will immediately vest and become exercisable and the term of these awards will be extended for up to two years following termination of employment (as opposed to three years in the Executive Change of Control Agreement). Mr. Rumbough may also elect to cash out equity-based compensatory awards at the highest price per share paid by specified persons during the term of his change of control employment agreement or the six-month period prior to the beginning of his agreement.

Item 9.01	Financial Statements and Exhibits.
     (c) Exhibits.

EXHIBIT
NUMBER	DESCRIPTION
99.1	Press Release dated July 10, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENNOX INTERNATIONAL INC.
Date: July 13, 2006	By:	/s/ Kenneth C. Fernandez
	Name:	Kenneth C. Fernandez
	Title:	Associate General Counsel

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